EXHIBIT 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is dated as of November 11, 2022, by and among Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), and Darla Morse (the “Executive”).

WHEREAS, the Executive is employed by the Company, through its wholly owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), and is a party to that certain Offer Letter, dated as of March 18, 2021 (as amended, modified, or supplemented from time to time, the “Offer Letter”);

WHEREAS, the Executive serves the Company, RRI, and their respective subsidiaries and affiliates (the “Company Group”) in the offices of Executive Vice President and Chief Information Officer;

WHEREAS, the Company and the Executive have agreed that the Executive’s employment with the Company is scheduled to terminate effective as of November 11, 2022 (the “Separation Date”);

WHEREAS, on the Separation Date, the Executive shall resign as Executive Vice President and Chief Information Officer of the Company and shall cease to be an executive officer and employee of the Company Group;

WHEREAS, the Company wishes to provide the Executive with a severance package, which is conditioned on the Executive’s timely, irrevocable execution of this Agreement and fulfilling all of her obligations in both the Offer Letter, as applicable, and this Agreement, and including her continued compliance with certain restrictive covenants that survive her employment termination; and

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions of the Executive’s termination from employment, and this Agreement shall govern the Executive’s and the Company’s respective rights and obligations in connection with such termination.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (the “Parties”) agree as follows:

1.      Entire Agreement.

Except as otherwise expressly provided herein, this Agreement, and the release set forth in Section 7 of this Agreement, is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express, or implied, between the Parties relating thereto and supersedes and extinguishes all other agreements relating thereto, whether written, oral, express, or implied, between the Parties.

2.      Termination of Employment.

A.    General. The Executive hereby acknowledges and agrees that her separation from service with the Company Group and her resignation from any and all titles, positions, and appointments the Executive holds with the Company or any member of the Company Group, whether as an officer, director, employee, consultant, trustee, committee member, agent, or otherwise, will become effective as of the Separation Date. Except as otherwise expressly set forth herein, effective as of the Separation Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold herself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations. The Separation Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein.

3.      Entitlements.

In consideration for, and subject to, the Executive’s entering into this Agreement, the Executive shall be entitled to the payments and benefits set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in this Agreement (other than those described in Section 3.A) are subject to (i) the Executive’s execution and delivery of this Agreement within forty-five (45) days following the date hereof, (ii) the Executive’s continued compliance with all restrictive covenants with the Company Group to which she is subject (including the restrictive covenants in the Offer Letter, which are incorporated by reference herein), and (iii) the Executive’s continued compliance with this Agreement.

A.      Accrued Obligations. The Company shall pay to the Executive (A) an amount equal to the sum of (1) the Executive’s annual base salary through the Separation Date to the extent not theretofore paid and (2) reimbursement for any unreimbursed business expenses incurred through the Separation Date, which shall be paid in a lump sum in cash within thirty (30) days following the Separation Date or such earlier date as may be required by law and (B) any payments, benefits, or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, or the Offer Letter, which shall be paid at such times and in such forms as provided for by such plan, program, or grant or such earlier date as may be required by law; provided, that this Section 3.A shall not result in duplication of benefits with any other payment or benefit under this Agreement or any other agreement or plan. For the avoidance of doubt, any medical, dental, and other health insurance coverage in which the Executive (and her beneficiaries) participate as of the Separation Date shall continue through the end of the month during which the Separation Date takes place.

B.      Severance. The Company shall (1) pay to the Executive a lump-sum cash payment of $390,000, which equals twelve (12) months of the Executive’s annual base salary as in effect immediately prior to the Separation Date, (2) pay to the Executive a lump-sum cash payment in an amount equal to the annual bonus that becomes payable, if any, in respect of the fiscal year in which the Separation Date occurs (the “2022 Fiscal Year”) (calculated based on the provisions of the annual bonus plan in effect for the 2022 Fiscal Year (the “2022 ABP”) and actual performance thereunder for the 2022 Fiscal Year), payable following the date the Committee certifies the performance and payments to be made under the 2022 ABP at the same time that payments are made to Company employees under the 2022 ABP generally, (3) pay to the Executive a lump-sum cash payment in an amount equal to the product of (x) the number of RSUs that vest solely by reason of continued service held by the Executive that are outstanding on the Separation Date that would have vested during the 2023 calendar year (if the Executive’s employment with the Company had not terminated), multiplied by (y) $7.50, payable within thirty (30) days of the Separation Date, (4) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, pay to the Executive a lump sum cash payment within thirty (30) days after such election of an amount equal to the product of (x) the portion of the monthly premiums of the Executive’s group health insurance, including coverage for the Executive’s eligible dependents, that the Company paid immediately prior to the Executive’s Separation Date and (y) twelve (12), (5) pay to the Executive a lump-sum cash payment equal to the amount of the annual life insurance premiums for the Executive (based on one (1) times the Executive’s annual base salary as in effect immediately prior to the Separation Date and using the Company’s cost for supplemental Life and AD&D insurance), and (6) pay to the Executive a lump-sum cash payment in the amount of $15,000 for executive outplacement services, payable within thirty (30) days of the Separation Date. For the avoidance of doubt, the payments contemplated by this Section 3.B shall not be payable until the effectiveness of both (i) the release set forth in Section 7 of this Agreement and (ii) the Bring-Down Release (defined below), and subject in all events to Section 12(F) hereof.

C.     Full Satisfaction. The Executive acknowledges and agrees that, except as expressly provided in this Agreement, (i) the Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including, without limitation, any severance or termination compensation or benefits), and (ii) as of and after the Separation Date, except for purposes of any medical, dental, and other health insurance coverage in which the Executive (and her beneficiaries) participate pursuant to Section 3.B of this Agreement, the Executive shall no longer participate in, accrue service credit, or have contributions made on her behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Separation Date, including without limitation, any plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D.    Equity. The Executive’s restricted stock units (“RSUs”), performance stock units (“PSUs”), and stock options to purchase shares of the Company’s common stock shall be subject to the terms and conditions of the applicable equity plan and award agreements issued thereunder. For purposes of clarity, as of the Separation Date, the Executive shall forfeit 100% of her outstanding RSUs, PSUs and unvested stock options. As of the Separation Date, any of the Executive’s vested stock options will remain outstanding and exercisable for the designated period under the applicable award agreement, and shall, to the extent that they are not exercised, be forfeited as of the end of such period.

4.      Post-Employment Cooperation. For a period of one (1) month following the Separation Date, the Executive shall assist in the smooth transition of her previous duties and responsibilities as Chief Information Officer of the Company to the then current or interim Chief Information Officer of the Company. Upon reasonable request and notice following the Separation Date, the Executive shall cooperate to the best of her ability with the Company to answer, to the extent of her best knowledge and information, any questions or provide any information that the Company reasonably requires, and to cooperate to the best of her ability in any other manner reasonably requested by the Company, including in preparing for any trials, hearings, or other proceedings, and providing truthful testimony in connection therewith, in each case relating to her time of employment with the Company and the business of the Company. The Company shall reimburse the Executive for any reasonable, out-of-pocket expenses incurred by her in connection with her compliance with this Section 4 pursuant to the Company’s expense reimbursement policy. The Company agrees that the Executive’s obligations in this Section 4 are not intended to unreasonably interfere with her ongoing business and personal activities.

5.      Restrictive Covenants.

A.    Generally. The Executive agrees that the restrictive covenants set for in the Offer Letter survive the termination of her employment, and she confirms that she is bound by such provisions, including but not limited to the confidentiality and non-disclosure obligations set forth therein. The Executive also agrees that she is subject to continuing obligations under the terms of the equity award agreements between the Executive and the Company that survive the termination of her employment, and she confirms that she is bound by such provisions, including the non-solicitation obligations set forth therein. If there is a conflict between the Executive’s continuing obligations under the Offer Letter, the equity award agreements, and any other restrictive covenants to which the Executive may be bound, the provisions more protective of the Company Group’s interests shall apply, as determined by the Company Group in its sole discretion.

B.     Covenant Not to Compete. The Executive agrees that, for the period commencing on the Separation Date and ending twelve (12) months after the date of termination of the Executive’s employment as Chief Information Officer (the “Restrictive Period”), the Executive shall not, directly or indirectly, either for herself or for, with, or through any other Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit her name to be used by, any business that, in the reasonable judgment of the Board of Directors of the Company (the “Board”), competes with the Company Group in the burger focused restaurant business in the State of Colorado or the following casual dining and brew-centric restaurant concepts (and their successors) in any location: Chili’s, Applebee’s, Ruby Tuesday, TGI Fridays, Texas Roadhouse, BJ’s, Yard House, Millers Ale House and Brickhouse (a “Competitive Activity”). In making its judgment as to whether any business is engaged in a burger focused Competitive Activity, the Board shall act in good faith, and shall first provide the Executive with a reasonable opportunity to present such information as the Executive may desire for the Board’s consideration. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five (5%) percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange.

C.     No Interference. During the Restrictive Period, the Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (a) induce or attempt to induce any employee of the Company or RRI at the level of director or higher to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof, (b) hire any Person who was an employee of the Company or RRI at the level of director or higher within twelve (12) months after such Person’s employment with the Company or RRI was terminated for any reason or (c) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI.

D.    Return of Property. The Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, computers, phones, software, and intellectual property, in whatever form (including electronic), and all copies thereof, and any and all other assets and property of the Company Group or relating to the businesses of the Company Group that are received, held, or created by the Executive while an employee of the Company Group are and shall remain the property of the Company Group, and the Executive shall immediately return all such property to the Company Group upon the Separation Date.

E.     Reasonableness of Restrictions. The Executive agrees that the covenants set forth in Sections 5(A), (B), (C), and (D) are reasonable with respect to their duration, geographical area and scope. In the event that any of the provisions of Sections 5(A), (B), (C), and (D) relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

F.      Injunctive Relief. The Parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company or any member of the Company Group, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

G.    Extension of Restricted Periods. In addition to the remedies the Company or any member of the Company Group may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained herein.

H.    Non-Disparagement. The Executive shall not at any time after the Separation Date, directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Company or any member of the Company Group, or any of their respective successors, shareholders, partners, members, employees, directors or officers. The foregoing shall not be violated by the Executive’s truthful responses to legal process or inquiry by a governmental authority. The Company shall instruct its current directors and executive officers to not, directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Executive; provided, however, that the foregoing shall not be violated by the Company’s truthful responses to legal process or inquiry by a governmental authority, or truthful statements in the course of performing duties to the Company.

6.      No Complaints, Claims, or Actions Filed. The Executive represents that the Executive has not filed any complaints, claims, or actions against the Company or any Released Party (as defined in Section 7 below) with any state, federal, or local agency or court. The Executive covenants and agrees that the Executive will not file any complaints, claims, or actions against the Company or any Released Party with respect to a claim released pursuant to Section 7 below at any time hereafter. The Executive warrants and represents that, as of the date of execution of this Agreement, the Executive is not aware of any facts that would establish, tend to establish, or in any way support an allegation that the Company or any Released Party has engaged in conduct that the Executive believes could violate any federal, state, or local law, or to the extent that the Executive has or ever had any such information, the Executive has reported that information to the Company in accordance with Company policy.

7.      Release of All Claims. In consideration for the promises and obligations set forth in this Agreement, the Executive hereby irrevocably, unconditionally, and fully releases the Company, RRI, each member of the Company Group, and any affiliated entities, and each and all of its/their current and former shareholders, officers, agents, directors, supervisors, employees, and representatives, and its/their successors and assigns, and all persons acting by, though, under, or in concert with any of them (“Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), that the Executive at any time had or claimed to have or that the Executive may have or claim to have regarding any matter as of the date of this Agreement, including, without limitation, any and all claims related to or in any manner incidental to the Executive’s employment or termination of employment with the Company. It is expressly understood by the Executive that among the various rights and claims being waived in this release include those arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act, common law and any and all other applicable federal, state, county or local statutes, ordinances, or regulations, and the law of contract and tort. The released claims also include claims of discrimination or harassment on the basis of workers’ compensation status, but do not include workers’ compensation claims. By signing this Agreement, the Executive acknowledges that the Executive intends to waive and release all rights known or unknown that Executive may have against the Released Parties under these and any other laws; provided that the Executive does not waive or release claims with respect to (A) any rights that the Executive may have to any payments or benefits pursuant to Section 3 of this Agreement, (B) any claims or rights under the indemnification policy of any member of the Company Group, which all parties acknowledge survives the termination of the Executive’s employment pursuant to its terms, and (C) rights that cannot be released as a matter of law. In addition, Executive shall be required to extend the release and waiver of claims set forth in Section 7 of this Agreement (and the related representations, acknowledgements, and covenants as set forth in this Agreement, including Sections 6, 9, 10 and 11 hereof) effective as of the Separation Date (the “Bring-Down Release”), to include all claims not otherwise excluded from such release arising through and including the Separation Date.  Such extension shall be effected by Executive re-executing the signature page to this Agreement where indicated, not earlier than, and not later than forty-five (45) days following, the Separation Date.

8.      Reemployment. The Executive hereby waives any and all claims to reemployment with the Company or any of its affiliates and affirmatively agrees not to seek further employment with the Company or any of its affiliates.

9.      Release of Claims and Notices Required under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. The Executive understands and agrees that the Executive:

A.    Has been offered at least forty-five (45) days during which to consider this Agreement before signing it and understands that if she signs this Agreement prior to the expiration of such forty-five (45) day period she knowingly and voluntarily waives the remainder of such consideration period;

B.     Has carefully read and fully understands all of the provisions of this Agreement;

C.     Is waiving and releasing any rights under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), among other claims;

D.    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement (and acknowledges the receipt of the information included on Exhibit A attached hereto);

E.     Knowingly and voluntarily intends to be legally bound by the terms of this Agreement;

F.      Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of the Executive’s choice prior to executing this Agreement;

G.    Has a full seven (7) days from the date of execution of this to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by sending written notice to Jeff Hoban, Acting General Counsel, and that neither the Company nor any other person is obligated to provide any payments or benefits to the Executive pursuant to Section 3.B until eight (8) days have passed since the Executive’s signing of this Agreement without the Executive’s having revoked this Agreement;

H.    Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived, except that following the Executive’s execution of the Bring-Down Release, the Executive understands that such rights or claims prior to the date that the Bring-Down Release is executed are waived;

I.      Understands that nothing in this Agreement (including Section 7) prevents or precludes the Executive from challenging or seeking a determination of the validity of this waiver under the ADEA or the OWBPA in good faith, nor that it imposes any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law;

J.      Understands that once the Company has made its final offer of severance, any changes, whether material or immaterial, to this Agreement do not restart the forty-five (45) day period in which to consider the Agreement before signing it; and

K.    Has a full seven (7) days from the date of execution of the Bring-Down Release by sending written notice to Jeff Hoban, Acting General Counsel, and that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any other person is obligated to provide any payments or benefits to the Executive pursuant to Section 3.B until eight (8) days have passed since the Executive’s signing of the Bring-Down Release without the Executive having revoked the Bring-Down Release.  For the avoidance of doubt, Executive agrees that the provisions of this Section 9A through 9J also apply to Executive’s consideration and decision to sign and agree to the terms of the Bring-Down Release (so that references to the terms of this Agreement are deemed to include the terms of the Bring-Down Release).

10.      No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or any Released Party of any liability whatsoever, or as an admission by the Company or any Released Party of any violations of the rights of the Executive or any person or violation of any order, law, statute, duty, or contract whatsoever against the Executive or any person. The Company and each Released Party specifically disclaims any liability to the Executive or any other person for any alleged violation of the rights of the Executive or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company or any Released Party.

11.      Communication with Government Agency. Nothing in this Agreement, including Sections 4, 6, and 7, (A) limits or affects the Executive’s right to challenge the validity of this Agreement, including, without limitation, a challenge under the ADEA; (B) in any way interferes with the Executive’s right and responsibility to give truthful testimony under oath; or (C) precludes the Executive from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, or National Labor Relations Board. However, the Executive promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for the Executive personally with respect to any claims released by this Agreement.

12.      Miscellaneous.

A.      Modification. This Agreement may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed and agreed to by the Parties.

B.      Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Company:

Red Robin International, Inc.

10000 E. Geddes Avenue, Suite 500

Greenwood Village, CO 80112

Attention: Chief Legal Officer

If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

or at such other address any party shall from time to time designate by written notice, in the manner provided herein, to the other parties hereto.

C.     Successors and Assigns. This Agreement shall be binding upon the Executive and the Company Group and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties, and each of them, and to their respective heirs, administrators, representatives, executors, successors, and assigns. The Executive expressly warrants that the Executive has not transferred to any party or entity any rights, causes of action, or claims released in this Agreement. The Executive agrees that each successor or affiliate of the Company shall be an express third-party beneficiary hereto and shall be entitled to enforce the provisions of this Agreement.

D.      General Consequences of Breach. If any party to this Agreement breaches this Agreement, for example, by bringing a lawsuit based on claims that such party has released, by making a false representation in this Agreement, or by a past or future breach of Section 4 of this Agreement, the non-breaching party will be entitled to recover all damages flowing from such breach; specifically, including, but not limited to reasonable attorneys’ fees and all other costs incurred by the non-breaching party as a result of the breach or false representation, such as the cost of defending any suit brought with respect to a released claim by the breaching party.

E.      Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local, and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

F.      Section 409A Savings Clause.

i.      It is the intention of the Parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section, the Parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

ii.      Each payment or benefit made pursuant to Section 3(B) of this Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code. In addition, payments or benefits pursuant to Section 3(B) shall be exempt from the requirements of Section 409A of the Code to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

iii.      For purposes of this Agreement, phrases such as “termination of employment” shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.

iv.      If the Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after the Executive’s “separation from service” that, absent the application of this Section 12(F)(iv), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s “separation from service,” or (ii) Executive’s death.

G.      Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

H.      Entire Agreement Between Parties. This Agreement (and the documents referenced herein) sets forth the entire agreement between the Parties hereto and, unless otherwise set forth herein, fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof; provided, however, if there is a conflict between this Agreement and any confidentiality, non-compete, or non-solicitation agreement the Executive previously signed, the provisions more protective of the Company’s interests shall apply, as determined by the Company in its sole discretion.

I.      Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

J.      Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS HEREBY CREATED BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. THE EXECUTIVE SHALL SUBMIT TO THE VENUE AND PERSONAL JURISDICTION OF THE COLORADO STATE AND FEDERAL COURTS CONCERNING ANY DISPUTE FOR WHICH JUDICIAL REDRESS IS PERMITTED PURSUANT TO THIS AGREEMENT; HOWEVER THE COMPANY IS NOT LIMITED IN SEEKING RELIEF IN THOSE COURTS.

K.      Arbitration. Except as otherwise provided herein, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment, and under no circumstances shall class claims be processed or participated in by the Executive. The Parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs incurred by it or her in connection with resolution of the dispute in addition to any other relief granted.

L.      Headings. The headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

M.      Construction. This Agreement shall be deemed drafted equally by the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (i) the plural includes the singular, and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; and (v) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

N.      Counterparts. The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date written below.

EXECUTIVE

Date:	November 11, 2022	/s/ Darla Morse
DARLA MORSE

Bring-Down Release Acknowledgement:

Not to be executed prior to the Separation Date

Accepted and agreed this

11th day of November 2022:

/s/ Darla Morse
DARLA MORSE

COMPANY

RED ROBIN GOURMET BURGERS, INC.

Date:	November 11, 2022	By:	/s/ Wayne Davis
Name: Wayne Davis
Title: SVP, Chief Human Resources Officer

[Signature Page to Separation Agreement]

EXHIBIT A

Older Workers Benefit Protection Act

Disclosure Notice (“ADEA List”)

2